Exhibit 99.1

SENSEI BIOTHERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On February 17, 2026, Sensei Biotherapeutics, Inc. (the “Company”) acquired Faeth Holdings Therapeutics, Inc. (“Faeth HoldCo”) and its wholly owned subsidiary Faeth Therapeutics, LLC (“Faeth Subsidiary” and, together with Faeth HoldCo, “Faeth Therapeutics” or “Faeth”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 17, 2026, by and among the Company, its merger subsidiaries, Faeth HoldCo and Faeth Subsidiary (such transaction, the “Acquisition”).

Under the terms of the Merger Agreement, the Company issued to the stockholders of Faeth an aggregate of 10,497.0980 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), representing 10,497,098 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations.

Concurrently with the acquisition of Faeth Therapeutics, on February 17, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with new and returning investors to raise $200.0 million of gross proceeds in which investors were issued an aggregate of 14,440.395 shares of Series B Preferred Stock, or 14,440,395 on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations, (the “PIPE Securities”) at a price of $13,850 per share, or $13.85 per share on an as-converted-to-common basis, (collectively, the “Financing”). The Financing closed on February 20, 2026.

Subject to the receipt of stockholder approval of the Parent Stockholder Matters (as defined in the Merger Agreement), each share of Series B Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain beneficial ownership limitations established by each holder.

The following unaudited pro forma condensed financial information presents the historical consolidated financial position and results of operations of the Company, adjusted to give effect to the conversion of the Series B Preferred Stock into common stock (the “Conversion”) that will automatically occur three business days subsequent to the expected affirmative vote for stockholder approval of the Parent Stockholder Matters. The vote for stockholder approval of the Parent Stockholder Matters is scheduled to occur on June 10, 2026. The unaudited pro forma condensed balance sheet gives pro forma effect to the Conversion as if it had been consummated on March 31, 2026. The unaudited pro forma condensed statement of operations for the three months ended March 31, 2026 gives effect to the Conversion as if it had occurred on January 1, 2026.

The unaudited pro forma condensed financial information is based on the assumptions and adjustments described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial information, including the notes thereto, should be read in conjunction with the financial statements of the Company and the Company’s management’s discussion and analysis of financial condition and results of operations included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission (“SEC”) on May 15, 2026.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AS OF MARCH 31, 2026

(in thousands)

		Transaction Accounting Adjustments
	March 31, 2026	Conversion	Note References	Pro Forma As Adjusted
Assets
Current assets:
Cash and cash equivalents	$152,325	$—		$152,325
Marketable securities	50,468			50,468
Prepaid expenses	974			974
Other current assets	465			465

Total current assets	204,232	—		204,232

Right-of-use assets - operating leases, net	913			913
Right-of-use assets - financing leases, net	—			—
Property and equipment, net	69			69
Other non-current assets	167			167

Total assets	$205,381	$—		$205,381

Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$8,982	$—		$8,982
Compensation and employee benefits liabilities	4,169			4,169
Operating lease liabilities, current	1,021			1,021
Financing lease liabilities, current	18			18

Total current liabilities	14,190	—		14,190

Operating lease liabilities, non-current	—			—
Other non-current liabilities	1	—		1

Total liabilities	14,191	—		14,191

Commitments and contingencies
Series B redeemable convertible preferred stock	328,476	(321,856)	A	6,620
Stockholders’ (deficit) equity:
Common stock	—	2	A	2
Additional paid-in capital	316,111	321,854	A	637,965
Accumulated deficit	(453,373)			(453,373)
Accumulated other comprehensive (loss) income	(24)			(24)

Total stockholders’ (deficit) equity	(137,286)	321,856		184,570

Total liabilities, redeemable convertible preferred stock, and stockholders’ (deficit) equity	$205,381	$—		$205,381

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2026
		Transaction Accounting Adjustments
	Actual	Conversion	Note References	Pro Forma As Adjusted
Operating expenses:
Research and development	$17,957	$—		$17,957
General and administrative	19,713			19,713
Acquired in-process research and development	132,957			132,957

Total operating expenses	170,627			170,627

Loss from operations	(170,627)			(170,627)
Other income (expense), net:
Interest income, net	392			392
Other (expense) income, net	(1)			(1)

Net loss	$(170,236)	$—		$(170,236)

Net loss per common share, basic and diluted	$(131.45)			$(6.62)

Weighted-average shares outstanding, basic and diluted	1,295,052	24,434,920	A	25,729,972

Comprehensive loss:
Net loss	$(170,236)	$—		$(170,236)
Other comprehensive items:
Unrealized (loss) gain on marketable securities	(25)			(25)

Total other comprehensive (loss) income	(25)			(25)

Total comprehensive loss	$(170,261)	$—		$(170,261)

SENSEI BIOTHERAPEUTICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

Note 1. Transaction accounting adjustments for the Conversion

A.

Reflects the expected conversion of 24,434.92 shares of Series B Preferred Stock into 24,434,920 shares of common stock that will automatically occur three business days subsequent to the expected affirmative vote for the Conversion. The aforementioned vote is scheduled to occur on June 10, 2026. The transaction accounting adjustments reflecting the Conversion do not reflect the conversion of shares of Series B Preferred Stock that are not expected to convert due to certain beneficial ownership limitations established by each holder based solely on the shares of Series B Preferred Stock beneficially owned by the holders thereof. The number of shares of Series B Preferred Stock that ultimately convert into shares of common stock may be more or less than our expectations.